CUSIP NO. 98422X101

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

Xponential Fitness, Inc.

(Name of Issuer)

Class A Common Stock, Par Value $0.0001 per share

(Title of Class of Securities)

98422X101

(CUSIP Number)

December 31, 2023

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 98422X101

1	NAMES OF REPORTING PERSONS MSD Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,233,034 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,233,034 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,233,034 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.99% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)

Represents the number of (i) Class A Common Stock shares of the issuer and (ii) Class A Common Stock shares of the issuer held upon the conversion of Series A-1 Convertible Preferred Stock into Class A Common Stock.

(2)

The percentages used herein are calculated based upon 30,891,038 shares of the issuer’s Class A Common Stock outstanding as of October 31, 2023, as reported in the issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023, and assuming conversion of the Series A-1 Convertible Preferred Stock held by the applicable Reporting Person (subject to the conversion limitation of 9.99% as set forth in the terms of the issuer’s Series A-1 Convertible Preferred Stock).

CUSIP NO. 98422X101

1	NAMES OF REPORTING PERSONS MSD Credit Opportunity Master Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,188,763 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,188,763 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,188,763 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.7% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)

Represents the number of (i) Class A Common Stock shares of the issuer and (ii) Class A Common Stock shares of the issuer held upon the conversion of Series A-1 Convertible Preferred Stock into Class A Common Stock.

(2)

The percentages used herein are calculated based upon 30,891,038 shares of the issuer’s Class A Common Stock outstanding as of October 31, 2023, as reported in the issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023, and assuming conversion of the Series A-1 Convertible Preferred Stock held by the applicable Reporting Person (subject to the conversion limitation of 9.99% as set forth in the terms of the issuer’s Series A-1 Convertible Preferred Stock).

CUSIP NO. 98422X101

1	NAMES OF REPORTING PERSONS MSD Special Investments Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 376,936 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 376,936 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 376,936 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.2% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)

Represents the number of (i) Class A Common Stock shares of the issuer and (ii) Class A Common Stock shares of the issuer held upon the conversion of Series A-1 Convertible Preferred Stock into Class A Common Stock.

(2)

The percentages used herein are calculated based upon 30,891,038 shares of the issuer’s Class A Common Stock outstanding as of October 31, 2023, as reported in the issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023, and assuming conversion of the Series A-1 Convertible Preferred Stock held by the applicable Reporting Person (subject to the conversion limitation of 9.99% as set forth in the terms of the issuer’s Series A-1 Convertible Preferred Stock).

CUSIP NO. 98422X101

1	NAMES OF REPORTING PERSONS MSD SIF Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 175,498 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 175,498 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 175,498 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.5% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)

Represents the number of (i) Class A Common Stock shares of the issuer and (ii) Class A Common Stock shares of the issuer held upon the conversion of Series A-1 Convertible Preferred Stock into Class A Common Stock.

(2)

The percentages used herein are calculated based upon 30,891,038 shares of the issuer’s Class A Common Stock outstanding as of October 31, 2023, as reported in the issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023, and assuming conversion of the Series A-1 Convertible Preferred Stock held by the applicable Reporting Person (subject to the conversion limitation of 9.99% as set forth in the terms of the issuer’s Series A-1 Convertible Preferred Stock).

CUSIP NO. 98422X101

1	NAMES OF REPORTING PERSONS MSD Special Investments Fund II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 682,513 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 682,513 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 682,513 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.1% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Represents the number of Class A Common Stock shares of the issuer.
(2)

The percentages used herein are calculated based upon 30,891,038 shares of the issuer’s Class A Common Stock outstanding as of October 31, 2023, as reported in the issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP NO. 98422X101

1	NAMES OF REPORTING PERSONS MSD SIF Holdings II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 359,461 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 359,461 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 359,461 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.1% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Represents the number of Class A Common Stock shares of the issuer.
(2)

The percentages used herein are calculated based upon 30,891,038 shares of the issuer’s Class A Common Stock outstanding as of October 31, 2023, as reported in the issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP NO. 98422X101

1	NAMES OF REPORTING PERSONS MSD Investment Corp.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 4,737 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 4,737 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,737 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

(1)	Represents the number of Class A Common Stock shares of the issuer held upon the conversion of Series A-1 Convertible Preferred Stock into Class A Common Stock.
(2)

The percentages used herein are calculated based upon 30,891,038 shares of the issuer’s Class A Common Stock outstanding as of October 31, 2023, as reported in the issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023, and assuming conversion of the Series A-1 Convertible Preferred Stock held by the applicable Reporting Person (subject to the conversion limitation of 9.99% as set forth in the terms of the issuer’s Series A-1 Convertible Preferred Stock).

CUSIP NO. 98422X101

1	NAMES OF REPORTING PERSONS MSD Private Credit Opportunity Master Fund 2, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 243,580 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 243,580 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 243,580 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Represents the number of Class A Common Stock shares of the issuer held upon the conversion of Series A-1 Convertible Preferred Stock into Class A Common Stock.
(2)

The percentages used herein are calculated based upon 30,891,038 shares of the issuer’s Class A Common Stock outstanding as of October 31, 2023, as reported in the issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023, and assuming conversion of the Series A-1 Convertible Preferred Stock held by the applicable Reporting Person (subject to the conversion limitation of 9.99% as set forth in the terms of the issuer’s Series A-1 Convertible Preferred Stock).

CUSIP NO. 98422X101

1	NAMES OF REPORTING PERSONS MSD PCOFMAS 2 SPV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 243,580 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 243,580 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 243,580 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Represents the number of Class A Common Stock shares of the issuer held upon the conversion of Series A-1 Convertible Preferred Stock into Class A Common Stock.
(2)

The percentages used herein are calculated based upon 30,891,038 shares of the issuer’s Class A Common Stock outstanding as of October 31, 2023, as reported in the issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023, and assuming conversion of the Series A-1 Convertible Preferred Stock held by the applicable Reporting Person (subject to the conversion limitation of 9.99% as set forth in the terms of the issuer’s Series A-1 Convertible Preferred Stock).

CUSIP NO. 98422X101

1	NAMES OF REPORTING PERSONS MSD Private Credit Opportunity Master Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 73,778 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 73,778 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 73,778 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Represents the number of Class A Common Stock shares of the issuer held upon the conversion of Series A-1 Convertible Preferred Stock into Class A Common Stock.
(2)

The percentages used herein are calculated based upon 30,891,038 shares of the issuer’s Class A Common Stock outstanding as of October 31, 2023, as reported in the issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023, and assuming conversion of the Series A-1 Convertible Preferred Stock held by the applicable Reporting Person (subject to the conversion limitation of 9.99% as set forth in the terms of the issuer’s Series A-1 Convertible Preferred Stock).

CUSIP NO. 98422X101

1	NAMES OF REPORTING PERSONS MSD PCOF1 - BC, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 37,598 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 37,598 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 37,598 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Represents the number of Class A Common Stock shares of the issuer held upon the conversion of Series A-1 Convertible Preferred Stock into Class A Common Stock.
(2)

The percentages used herein are calculated based upon 30,891,038 shares of the issuer’s Class A Common Stock outstanding as of October 31, 2023, as reported in the issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023, and assuming conversion of the Series A-1 Convertible Preferred Stock held by the applicable Reporting Person (subject to the conversion limitation of 9.99% as set forth in the terms of the issuer’s Series A-1 Convertible Preferred Stock).

CUSIP NO. 98422X101

1	NAMES OF REPORTING PERSONS MSD PCOF2 - BC2, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 20,167 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 20,167 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,167 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Represents the number of Class A Common Stock shares of the issuer held upon the conversion of Series A-1 Convertible Preferred Stock into Class A Common Stock.
(2)

The percentages used herein are calculated based upon 30,891,038 shares of the issuer’s Class A Common Stock outstanding as of October 31, 2023, as reported in the issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023, and assuming conversion of the Series A-1 Convertible Preferred Stock held by the applicable Reporting Person (subject to the conversion limitation of 9.99% as set forth in the terms of the issuer’s Series A-1 Convertible Preferred Stock).

CUSIP NO. 98422X101

1	NAMES OF REPORTING PERSONS MSD PCOF1 - PC, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 29,339 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 29,339 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 29,339 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Represents the number of Class A Common Stock shares of the issuer held upon the conversion of Series A-1 Convertible Preferred Stock into Class A Common Stock.
(2)

The percentages used herein are calculated based upon 30,891,038 shares of the issuer’s Class A Common Stock outstanding as of October 31, 2023, as reported in the issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023, and assuming conversion of the Series A-1 Convertible Preferred Stock held by the applicable Reporting Person (subject to the conversion limitation of 9.99% as set forth in the terms of the issuer’s Series A-1 Convertible Preferred Stock).

CUSIP NO. 98422X101

1	NAMES OF REPORTING PERSONS MSD SBAFLA Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 40,664 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 40,664 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,664 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Represents the number of Class A Common Stock shares of the issuer held upon the conversion of Series A-1 Convertible Preferred Stock into Class A Common Stock.
(2)

The percentages used herein are calculated based upon 30,891,038 shares of the issuer’s Class A Common Stock outstanding as of October 31, 2023, as reported in the issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023, and assuming conversion of the Series A-1 Convertible Preferred Stock held by the applicable Reporting Person (subject to the conversion limitation of 9.99% as set forth in the terms of the issuer’s Series A-1 Convertible Preferred Stock).

CUSIP NO. 98422X101

1	NAMES OF REPORTING PERSONS MSD SBAFLA SPV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 40,664 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 40,664 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,664 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Represents the number of Class A Common Stock shares of the issuer held upon the conversion of Series A-1 Convertible Preferred Stock into Class A Common Stock.
(2)

The percentages used herein are calculated based upon 30,891,038 shares of the issuer’s Class A Common Stock outstanding as of October 31, 2023, as reported in the issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023, and assuming conversion of the Series A-1 Convertible Preferred Stock held by the applicable Reporting Person (subject to the conversion limitation of 9.99% as set forth in the terms of the issuer’s Series A-1 Convertible Preferred Stock).

CUSIP NO. 98422X101

1	NAMES OF REPORTING PERSONS Gregg R. Lemkau
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,233,034 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,233,034 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,233,034 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.99% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)

Represents the number of (i) Class A Common Stock shares of the issuer and (ii) Class A Common Stock shares of the issuer held upon the conversion of Series A-1 Convertible Preferred Stock into Class A Common Stock.

(2)

The percentages used herein are calculated based upon 30,891,038 shares of the issuer’s Class A Common Stock outstanding as of October 31, 2023, as reported in the issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023, and assuming conversion of the Series A-1 Convertible Preferred Stock held by the applicable Reporting Person (subject to the conversion limitation of 9.99% as set forth in the terms of the issuer’s Series A-1 Convertible Preferred Stock).

CUSIP NO. 98422X101

Item 1(a)	Name of Issuer:

The name of the issuer is Xponential Fitness, Inc. (the “Company”).

Item 1(b)	Address of Issuer’s Principal Executive Offices:

The Company’s principal executive office is located at 17877 Von Karman Ave, Suite 100, Irvine, California, 92614.

Item 2(a)	Name of Person Filing:

This Schedule 13G is being jointly filed by and on behalf of each of MSD Partners, L.P. (“MSD Partners”), MSD Credit Opportunity Master Fund, L.P. (“MSD Credit Opportunity Master Fund”), MSD Special Investments Fund, L.P. (“MSD Special Investments Fund”), MSD SIF Holdings, L.P. (“MSD SIF Holdings”), MSD Special Investments Fund II, L.P. (“MSD Special Investments Fund II”), MSD SIF Holdings II, L.P. (“MSD SIF Holdings II”), MSD Investment Corp. (“MSD Investment”), MSD Private Credit Opportunity Master Fund 2, L.P. (“MSD Private Credit Opportunity Master Fund 2”), MSD PCOFMAS2 SPV, LLC (“MSD PCOFMAS2 SPV”), MSD Private Credit Opportunity Master Fund, L.P. (“MSD Private Credit Opportunity Master Fund”), MSD PCOF1 - BC, LLC (“MSD PCOF1 - BC”), MSD PCOF2 - BC2, LLC (“MSD PCOF2”), MSD PCOF1 - PC, LLC (“MSD PCOF1 - PC”), MSD SBAFLA Fund, L.P. (“MSD SBAFLA Fund”), MSD SBAFLA SPV, LLC (“MSD SBAFLA SPV”) and Gregg R. Lemkau (collectively, the “Reporting Persons”). MSD Credit Opportunity Master Fund, MSD Special Investments Fund, MSD SIF Holdings, MSD Special Investments Fund II, MSD SIF Holdings II, MSD PCOFMAS2 SPV, MSD Private Credit Opportunity Master Fund, MSD PCOF1 - BC, MSD PCOF2, MSD PCOF1 - PC, and MSD SBAFLA SPV (collectively, the “MSD Funds”) and MSD Investment are the direct owners of the securities covered by this statement.

MSD Private Credit Opportunity Master Fund 2 wholly owns MSD PCOFMAS2 SPV and may be deemed to beneficially own securities beneficially owned by MSD PCOFMAS2 SPV. MSD SBAFLA Fund wholly owns MSD SBAFLA SPV and may be deemed to beneficially own securities beneficially owned by MSD SBAFLA SPV.

MSD Partners is the investment manager of, and may be deemed to beneficially own the securities beneficially owned by, the MSD Funds, MSD Private Credit Opportunity Master Fund 2 and MSD SBAFLA Fund. MSD Partners is the investment adviser of, and may be deemed to beneficially own the securities beneficially owned by, MSD Investment. MSD Partners (GP), LLC (“MSD GP”) is the general partner of, and may be deemed to beneficially own securities beneficially owned by, MSD Partners. Gregg R. Lemkau maintains investment discretion over this investment and therefore may be deemed to beneficially own securities beneficially owned by MSD GP.

The Reporting Persons have entered into a Joint Filing Agreement, dated February 14, 2024, a copy of which is filed with this Schedule 13G as Exhibit 99.1, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

Neither the filing of this statement nor anything herein shall be construed as an admission that any person other than the Reporting Persons is, for the purposes of Section 13(d) or 13(g) of the Act or any other purpose, the beneficial owner of any securities covered by this statement.

Item 2(b)	Address of Principal Business Office or, if none, Residence:

The principal business address of MSD Partners, MSD Credit Opportunity Master Fund, MSD Special Investments Fund, MSD SIF Holdings, MSD Special Investments Fund II, MSD SIF Holdings II, MSD Investment, MSD Private Credit Opportunity Master Fund 2, MSD PCOFMAS2 SPV, MSD Private Credit Opportunity Master Fund, MSD PCOF1 - BC, MSD PCOF2, MSD PCOF1 - PC, MSD SBAFLA Fund, MSD SBAFLA SPV and Gregg R. Lemkau is One Vanderbilt Avenue, 26th Floor, New York, New York 10017.

Item 2(c)	Citizenship:

MSD Partners, MSD Special Investments Fund, MSD SIF Holdings, MSD Special Investments Fund II, MSD SIF Holdings II and MSD SBAFLA Fund are each organized as limited partnerships under the laws of the State of Delaware.

MSD PCOFMAS2 SPV, MSD PCOF1 - BC, MSD PCOF2, MSD PCOF1 - PC and MSD SBAFLA SPV are each organized as limited liability companies under the laws of the State of Delaware.

MSD Investment is organized as a corporation under the laws of the State of Maryland.

MSD Credit Opportunity Master Fund, MSD Private Credit Opportunity Master Fund 2 and MSD Private Credit Opportunity Master Fund are each organized as exempted limited partnerships under the laws of the Cayman Islands.

Mr. Lemkau is a United States citizen.

CUSIP NO. 98422X101

Item 2(d)	Title of Class of Securities:

Class A Common Stock, par value $0.0001 per share.

Item 2(e)	CUSIP No.:

98422X101

Item 3	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

CUSIP NO. 98422X101

Item 4	Ownership:

A.	MSD Partners, L.P.

(a)	Amount beneficially owned: 3,233,034

(b)	Percent of class: 9.99%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 3,233,034

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 3,233,034

B.	MSD Credit Opportunity Master Fund, L.P.

(a)	Amount beneficially owned: 1,188,763

(b)	Percent of class: 3.7%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 1,188,763

(iii)	Sole power to dispose or direct the disposition: 0

(iv)	Shared power to dispose or direct the disposition: 1,188,763

C.	MSD Special Investments Fund, L.P.

(a)	Amount beneficially owned: 376,936

(b)	Percent of class: 1.2%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 376,936

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 376,936

D.	MSD SIF Holdings, L.P.

(a)	Amount beneficially owned: 175,498

(b)	Percent of class: 0.5%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 175,498

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 175,498

E.	MSD Special Investments Fund II, L.P.

(a)	Amount beneficially owned: 682,513

(b)	Percent of class: 2.1%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 682,513

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 682,513

F.	MSD SIF Holdings II, L.P.

(a)	Amount beneficially owned: 359,461

(b)	Percent of class: 1.1%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 359,461

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 359,461

G.	MSD Investment Corp.

(a)	Amount beneficially owned: 4,737

(b)	Percent of class: 0.0%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 4,737

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 4,737

H.	MSD PCOFMAS2 SPV, LLC

(a)	Amount beneficially owned: 243,580

(b)	Percent of class: 0.8%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 243,580

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 243,580

I.	MSD Private Credit Opportunity Master Fund 2, L.P.

(a)	Amount beneficially owned: 243,580

(b)	Percent of class: 0.8%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 243,580

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 243,580

CUSIP NO. 98422X101

J.	MSD Private Credit Opportunity Master Fund, L.P.

(a)	Amount beneficially owned: 73,778

(b)	Percent of class: 0.2%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 73,778

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 73,778

K.	MSD PCOF1 - BC, LLC

(a)	Amount beneficially owned: 37,598

(b)	Percent of class: 0.1%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 37,598

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 37,598

L.	MSD PCOF2 - BC2, LLC

(a)	Amount beneficially owned: 20,167

(b)	Percent of class: 0.1%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 20,167

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 20,167

M.	MSD PCOF1 - PC, LLC

(a)	Amount beneficially owned: 29,339

(b)	Percent of class: 0.1%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 29,339

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 29,339

N.	MSD SBAFLA Fund, L.P.

(a)	Amount beneficially owned: 40,664

(b)	Percent of class: 0.1%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 40,664

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 40,664

O.	MSD SBAFLA SPV, LLC

(a)	Amount beneficially owned: 40,664

(b)	Percent of class: 0.1%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 40,664

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 40,664

P.	MSD Partners (GP), LLC

(a)	Amount beneficially owned: 3,233,034

(b)	Percent of class: 9.99%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 3,233,034

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 3,233,034

Q.	Gregg R. Lemkau

(a)	Amount beneficially owned: 3,233,034

(b)	Percent of class: 9.99%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 3,233,034

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 3,233,034

CUSIP NO. 98422X101

Item 5	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6	Ownership of More Than Five Percent on Behalf of Another Person:

Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

Not applicable.

Item 8	Identification and Classification of Members of the Group:

Not applicable.

Item 9	Notice of Dissolution of Group:

Not applicable.

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

CUSIP NO. 98422X101

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2024

MSD Partners, L.P.		MSD Private Credit Opportunity Master Fund, L.P.

By: MSD Partners (GP), LLC		By: MSD Partners, L.P.
Its: General Partner		Its: Investment Manager

By:	/s/ Robert K. Simonds	By: MSD Partners (GP), LLC
Name:	Robert K. Simonds	Its: General Partner
Title:	Authorized Signatory
		By:	/s/ Robert K. Simonds
MSD Credit Opportunity Master Fund, L.P.		Name:	Robert K. Simonds
		Title:	Authorized Signatory
By: MSD Partners, L.P.
Its: Investment Manager		MSD Private Credit Opportunity Master Fund 2, L.P.

By: MSD Partners (GP), LLC		By: MSD Partners, L.P.
Its: General Partner		Its: Investment Manager

By:	/s/ Robert K. Simonds	By: MSD Partners (GP), LLC
Name:	Robert K. Simonds	Its: General Partner
Title:	Authorized Signatory
		By:	/s/ Robert K. Simonds
MSD Special Investments Fund, L.P.		Name:	Robert K. Simonds
		Title:	Authorized Signatory
By: MSD Partners, L.P.
Its: Investment Manager		MSD PCOFMAS 2 SPV, LLC

By: MSD Partners (GP), LLC		By: MSD Private Credit Opportunity Master Fund 2, L.P.
Its: General Partner		Its: Sole Member

By:	/s/ Robert K. Simonds	By: MSD Partners, L.P.
Name:	Robert K. Simonds	Its: Investment Manager
Title:	Authorized Signatory
By: MSD Partners (GP), LLC
MSD SIF Holdings, L.P.		Its: General Partner

By: MSD Partners, L.P.		By:	/s/ Robert K. Simonds
Its: Investment Manager		Name:	Robert K. Simonds
		Title:	Authorized Signatory
By: MSD Partners (GP), LLC
Its: General Partner		MSD Investment Corp.

By:	/s/ Robert K. Simonds	By:	/s/ Saritha Reddy
Name:	Robert K. Simonds	Name:	Saritha Reddy
Title:	Authorized Signatory	Title:	Chief Compliance Officer and Secretary

MSD Special Investments Fund II, L.P.		MSD SBAFLA Fund, L.P.

By: MSD Partners, L.P.		By: MSD Partners, L.P.
Its: Investment Manager		Its: Investment Manager

By: MSD Partners (GP), LLC		By: MSD Partners (GP), LLC
Its: General Partner		Its: General Partner

By:	/s/ Robert K. Simonds	By:	/s/ Robert K. Simonds
Name:	Robert K. Simonds	Name:	Robert K. Simonds
Title:	Authorized Signatory	Title:	Authorized Signatory

MSD SIF Holdings II, L.P.		MSD PCOF1 - BC, LLC

By: MSD Partners, L.P.		By:	/s/ Robert K. Simonds
Its: Investment Manager		Name:	Robert K. Simonds
		Title:	Authorized Signatory
By: MSD Partners (GP), LLC
Its: General Partner

By:	/s/ Robert K. Simonds
Name:	Robert K. Simonds
Title:	Authorized Signatory

CUSIP NO. 98422X101

MSD PCOF2 - BC2, LLC

By:	/s/ Robert K. Simonds
Name:	Robert K. Simonds
Title:	Authorized Signatory

MSD PCOF1 - PC, LLC

By:	/s/ Robert K. Simonds
Name:	Robert K. Simonds
Title:	Authorized Signatory

MSD SBAFLA SPV, LLC

By: MSD SBAFLA Fund, L.P.
Its: Sole Member

By: MSD Partners, L.P.
Its: Investment Manager

By: MSD Partners (GP), LLC
Its: General Partner

By:	/s/ Robert K. Simonds
Name:	Robert K. Simonds
Title:	Authorized Signatory

Gregg R. Lemkau

By:	/s/ Gregg R. Lemkau
Name:	Gregg R. Lemkau

CUSIP NO. 98422X101

EXHIBIT INDEX

Exhibit	Description of Exhibit

Exhibit 99.1	Joint Filing Agreement dated February 14, 2024.